UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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U.S. SHIPPING PARTNERS L.P.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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U.S. SHIPPING PARTNERS L.P.
399 Thornall Street, 8th Floor
Edison, New Jersey 08837

NOTICE OF SPECIAL MEETING OF UNITHOLDERS
TO BE HELD ON JANUARY      , 2007

To Our Unitholders:

You are cordially invited to attend a special meeting of unitholders of U.S. Shipping Partners L.P., a Delaware limited partnership, which will be held on January     , 2007, at 10 a.m., Eastern Standard Time, at 399 Thornall Street, 8th Floor, Edison, New Jersey 08837. A notice of special meeting, a proxy statement and proxy card are enclosed.

The board of directors of US Shipping General Partner LLC, our general partner, has called this special meeting for you to consider and vote upon a proposal to approve (1) a change in the terms of our class B units to provide that each class B unit will automatically convert into one of our common units and (2) the issuance of 3,123,205 additional common units upon such conversion. We refer to this proposal as the “Class B Conversion and Issuance Proposal.”

The board of directors of our general partner unanimously recommends that the holders of our outstanding common and subordinated units approve the Class B Conversion and Issuance Proposal.

On August 7, 2006, we completed debt and equity financings which provided us with the funds necessary to construct at least three new articulated tug barges and to finance our capital commitment to a joint venture we formed with The Blackstone Group and other investors to construct at least five, and up to nine, 49,000 dwt double-hulled petroleum tankers. In addition to issuing $100 million of 13% Senior Secured Notes due 2014, refinancing our existing credit facility, and arranging a credit facility and equity commitments for the joint venture, we sold 1,310,375 common units at $18.34 per unit and 3,123,205 class B units at $17.12 per unit to certain investors, or the Investors, on August 7, 2006, in each case at a discount to the market price.

We chose to issue some of the units as class B units in the refinancing transactions described above, rather than additional common units, because to issue more than 1,310,375 common units would have required a unitholder vote prior to such issuance under the rules of The New York Stock Exchange, Inc., or the NYSE, set forth in Section 312.03(c) of the NYSE Listed Company Manual. This would have delayed the refinancing and likely prevented completion of the Joint Venture, since the construction contract for the new petroleum tankers could be terminated by the shipyard after August 7, 2006 if we did not have the required financing in place. Issuing class B units provided us with timely access to the requisite equity capital at prices that we believe were competitive. The Investors agreed to accept class B units in lieu of additional common units, provided we would ask our unitholders to approve the conversion of the class B units into common units. We are now asking you for this approval.

If the holders of our common and subordinated units approve the proposal, the class B units will automatically convert into an equal number of common units and will be listed on the NYSE. If the holders of our common and subordinated units do not approve the proposal by February 3, 2007, in accordance with the terms and conditions of the Class B Conversion and Issuance Proposal, the minimum quarterly distributions on the class B units will be increased to $0.5175 (equal to 115% of the per unit distribution received by the common units), effective February 3, 2007, compared to the minimum quarterly distributions on our common units of $0.45. This increase will reduce the amount of cash available for distribution on the common and previously issued subordinated units. The failure to approve the proposal would have no effect on the Joint Venture, our debt refinancing, our issuance of

1,310,375 common units to the Investors, the listing of these units on the NYSE, or our issuance of 3,123,205 class B units to the Investors.

We urge you to read the accompanying proxy statement carefully as it sets forth important information about the Class B Conversion and Issuance Proposal and the special meeting. Adoption of the Class B Conversion and Issuance Proposal requires the affirmative vote of: (1) a majority of the total votes cast by the holders of common units, (2) a majority of the common units outstanding (excluding common units held by US Shipping General Partner LLC and its Affiliates) and (3) a majority of the subordinated units outstanding, each voting as a separate class.

Only holders of record of common units and subordinated units at the close of business on December 22, 2006, are entitled to receive notice of and to vote at the special meeting or any adjournments or postponements thereof. A list of our holders will be available for examination at the special meeting and at our office at least ten days prior to the special meeting.

By Order of the Board of Directors
of our General Partner,
Paul B. Gridley
Chairman and Chief Executive Officer

Edison, New Jersey
January     , 2007

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ENCLOSED POSTAGE-PAID RETURN ENVELOPE AS PROMPTLY AS POSSIBLE. IF YOU ATTEND THE SPECIAL MEETING AND SO DESIRE, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

2

U.S. SHIPPING PARTNERS L.P.
399 Thornall Street, 8th Floor
Edison, New Jersey 08837

PROXY STATEMENT

Special Meeting of Unitholders
To Be Held on January     , 2007

This proxy statement, which was first mailed to our unitholders on                     , 2006, is being furnished to you in connection with the solicitation of proxies by and on behalf of our board of directors for use at a special meeting of unitholders or at any adjournments or postponements thereof. The special meeting will be held on January     , 2007, at 10:00 a.m., Eastern Standard Time, at 399 Thornall Street, 8th Floor, Edison, New Jersey 08837. Only holders of record of common units and subordinated units at the close of business on December 22, 2006, or the Record Date, are entitled to notice of, and are entitled to vote at, the special meeting and any adjournments or postponements thereof, unless such adjournment or postponement is for more than 45 days, in which event we will set a new record date. Unless the context requires otherwise, the terms “U.S. Shipping Partners,” “our,” “we,” “us” and similar terms refer to U.S. Shipping Partners L.P., together with its consolidated subsidiaries.

Proposal

At the special meeting of unitholders, we are asking our common unitholders and subordinated unitholders, voting as separate classes, to consider and vote upon a proposal to approve (1) a change in the terms of our class B units to provide that each class B unit will automatically convert into one of our common units and (2) the issuance of 3,123,205 additional common units upon such conversion. We refer to this proposal as the “Class B Conversion and Issuance Proposal.”

Quorum Required

The presence, in person or by proxy, of the holders as of the Record Date of a majority of our outstanding common units (excluding common units owned by US Shipping General Partner LLC and its Affiliates) and subordinated units is necessary to constitute a quorum for purposes of voting on the proposals at the special meeting. Abstention votes will count as present for purposes of establishing a quorum on the proposals.

How to Vote

You may vote in person at the special meeting or by proxy. Even if you plan to attend the special meeting, we encourage you to complete, sign and return your proxy card in advance of the special meeting. If you plan to attend the special meeting and wish to vote in person, we will give you a ballot at the meeting. However, if your units are held in the name of a broker, you must obtain from the brokerage firm an account statement, letter or other evidence satisfactory to us of your beneficial ownership of the units. Please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your units may be represented at the special meeting.

Revoking Your Proxy

You may revoke your proxy before it is voted at the special meeting as follows: (i) by delivering, before or at the special meeting, a new proxy with a later date, (ii) by delivering, on or before the business day prior to the special meeting, a notice of revocation to our secretary, Albert E. Bergeron, at the address set forth in the notice of the special meeting, (iii) by attending the special meeting in person and voting, although your attendance at the special meeting, without actually voting, will not by itself revoke a previously granted proxy or (iv) if you have instructed a broker to vote your units, you must follow the directions received from your broker to change those instructions.

Outstanding Common and Subordinated Units Held on Record Date

As of the Record Date, there were 8,210,343 outstanding common units and 6,899,968 outstanding subordinated units entitled to vote at the special meeting.

Common, Class B and Subordinated Units Owned by Our Affiliates as of the Record Date

As of the Record Date: (i) United States Shipping Master LLC (“Shipping Master”) held no common units and all 6,899,968 of our subordinated units; (ii) Sterling/US Shipping L.P. held 41,174 common units and 99,531 class B units, and beneficially owned 6,899,968 subordinated units through its ownership interest in Shipping Master; (iii) Sterling Investment Partners Side-by-Side L.P., which is affiliated with Sterling/U.S. Shipping L.P., held 686 common units and 1,659 class B units; and (iv) our directors and executive officers collectively held 111,140 common units, 18,715 class B units and beneficially owned 6,899,968 subordinated units through their ownership interest in Shipping Master and 41,174 common units and 99,531 class B units through their ownership interest in Sterling/US Shipping L.P. Please read “Security Ownership of Certain Beneficial Owners and Management.”

Pursuant to the common unit and class B unit purchase agreement among the purchasers of units in August 2006, or the Investors, and us regarding the purchase of the class B units and the common units, each of the Investors agreed to vote all of their common units and subordinated units in favor of the conversion of the class B units into common units. Based solely upon transactions known to us, these Investors collectively held 2,814,601 common units and no subordinated units entitled to vote on the Class B Conversion and Issuance Proposal as of the Record Date, representing approximately 34.3% of the outstanding common units entitled to vote on the Class B Conversion and Issuance Proposal, although certain of these Investors control Shipping Master and, therefore, the vote of the subordinated units by Shipping Master, which constitute all the outstanding subordinated units.

For additional copies of this proxy statement or proxy cards or if you have any questions about the special meeting, please contact                     , our proxy solicitor, at                      . Banks and brokerage firms, please call (      )       -        . Unitholders, please call (      )       -      .

QUESTIONS AND ANSWERS

What is the purpose of the special meeting?

The purpose of the special meeting is for our common and subordinated unitholders to consider and vote upon a proposal to approve (1) a change in the terms of our class B units to provide that each class B unit will automatically convert into one of our common units and (2) the issuance of 3,123,205 additional common units upon such conversion. We refer to this proposal in this proxy statement as the Class B Conversion and Issuance Proposal.

On August 7, 2006, we completed debt and equity financings which provided us with the funds necessary to construct at least three new articulated tug barges and to finance our capital commitment to a joint venture we formed with The Blackstone Group and other investors to construct at least five, and up to nine, 49,000 dwt double-hulled petroleum tankers. In addition to issuing $100 million of 13% senior secured notes due 2014, refinancing our existing credit facility, and arranging a credit facility and equity commitments for the joint venture, we sold 1,310,375 common units at $18.34 per unit and 3,123,205 class B units at $17.12 per unit to the Investors on August 7, 2006, in each case at a discount to the market price.

We chose to issue some of the units as class B units in the refinancing transactions described above, rather than additional common units, because to issue more than 1,310,375 common units would have required a unitholder vote prior to such issuance under the rules of The New York Stock Exchange, Inc., or the NYSE, set forth in Section 312.03(c) of the NYSE Listed Company Manual. This would have delayed the refinancing and likely prevented completion of the Joint Venture, since the construction contract for the new petroleum tankers could be terminated by the shipyard after August 7, 2006 if we did not have the required financing in place. Issuing more class B units provided us with timely access to the requisite equity capital at prices that we believe were competitive. The Investors agreed to accept class B units in lieu of additional common units, provided we would ask our unitholders to approve the conversion of the class B units into common units. We are now asking you for this approval.

If holders of our outstanding common and subordinated units approve the proposal, the class B units will automatically convert into an equal number of common units and will be listed on the NYSE. If holders of our outstanding common and subordinated units do not approve the proposal by February 3, 2007, in accordance with the terms and conditions of the Class B Conversion and Issuance Proposal, the minimum quarterly distributions on the class B units will be increased to $0.5175 (equal to 115% of the per unit distribution received by the common units), effective February 3, 2007, compared to the minimum quarterly distributions on our common units of $0.45, reducing the amount of cash available for distribution on the common and previously issued subordinated units. The failure to approve the proposal would have no effect on the Joint Venture, our debt refinancing, our issuance of 1,310,375 common units to the Investors, the listing of these units on the NYSE, or our issuance of 3,123,205 class B units to the Investors.

What happens if the required approval for the Class B Conversion and Issuance Proposal is obtained?

Each outstanding class B unit will automatically be converted into one common unit upon approval and the new common units will be issued and listed on the NYSE. Currently, the class B units have the same voting rights as the common units, except that the class B units are not entitled to vote on the Class B Conversion and Issuance Proposal, but are entitled to vote as a separate class on matters that adversely affect the rights and preferences of the class B units in relation to the other classes of limited partnership interest or as required by law. The voting power of each common unit in class votes will be diluted due to the conversion of voting class B units to voting common units.

What happens if the required approval for the Class B Conversion and Issuance Proposal is not obtained?

If our common unitholders and subordinated unitholders do not approve the conversion of class B units to common units by February 3, 2007, in accordance with the terms and conditions of the Class B Conversion and Issuance Proposal, the minimum quarterly distribution on the class B units will be increased to $0.5175 effective February 3, 2007 (115% of the amount of distributions paid on each common unit), compared to $0.45 on our common units. This distribution reduces the amount of cash available for distribution to common unitholders and subordinated unitholders. If the Class B Conversion and Issuance Proposal is not approved, then, upon written notice from the parties holding a majority of the class B units, additional votes will occur to consider conversion of class B units to common units each 180 days after the prior meeting.

What vote is required to approve the Class B Conversion and Issuance Proposal?

Adoption of the Class B Conversion and Issuance Proposal requires the affirmative vote of: (1) a majority of the total votes cast by the holders of common units, (2) a majority of the common units outstanding (excluding common units held by US Shipping General Partner LLC and its affiliates) and (3) a majority of the subordinated units outstanding, each voting as a separate class. A properly executed proxy submitted without instructions on how to vote will be voted FOR this proposal, unless your proxy is properly revoked. A properly executed proxy submitted and marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining the existence of a quorum and, in the case of determining whether a majority of the common units outstanding (excluding common units held by US Shipping General Partner LLC and its affiliates) have voted in favor of the Class B Conversion and Issuance Proposal, will have the effect of a vote AGAINST such proposal.

Pursuant to the common unit and class B unit purchase agreement, each of the Investors agreed to vote all of their eligible common units and subordinated units in favor of the conversion of the class B units into common units. Based solely upon transactions known to us, these Investors collectively held 2,814,601 common units and no subordinated units entitled to vote on the Class B Conversion and Issuance Proposal as of the Record Date, representing approximately 34.3% of the outstanding common units entitled to vote on the Class B Conversion and Issuance Proposal, although certain of these Investors control Shipping Master and, therefore, the vote of the subordinated units by Shipping Master, which constitute all the outstanding subordinated units.

Because the affirmative votes of the parties mentioned above are not sufficient to approve the proposal, we urge you to vote your common units and subordinated units in person or by mail as provided in this proxy statement.

Who is soliciting my proxy?

We are sending you this proxy statement in connection with our solicitation of proxies for use at our special meeting of common and subordinated unitholders. Certain of our directors, officers and employees and                       , our proxy solicitor, may also solicit proxies on our behalf by mail, phone, fax or in person. You may obtain information regarding the special meeting from                      as follows:. Banks and brokerage firms, please call (         )         -         . Unitholders, please call (         )          -         .

When and where is the special meeting?

The special meeting will be held on January     , 2007 at 10:00 a.m. Eastern Standard Time, at 399 Thornall Street, 8th Floor, Edison, New Jersey 08837.

Who is entitled to vote at the special meeting?

Only holders of record of common units (including common units held by the Investors in the class B unit and common unit financing which closed on August 7, 2006) and subordinated units at the close of business on December 22, 2006, the record date, are entitled to notice of, and to vote at, the special meeting.

How do I vote?

After you read and carefully consider the information contained or incorporated by reference in this proxy statement, please mail your completed, signed and dated proxy card in the enclosed postage-paid return envelope as soon as possible so that your common and subordinated units may be represented at the special meeting. You may also vote by following the Internet or telephone instructions on the proxy card or by attending the special meeting and voting your common units or subordinated units in person. Even if you plan to attend the special meeting, your plans may change, so it is recommended that you complete, sign and return your proxy card or vote by otherwise following the instructions on the proxy card in advance of the special meeting.

May I change my vote after returning a proxy card?

Yes. To change your vote after you have submitted your proxy card, send in a later dated, signed proxy card to us or attend the special meeting and vote in person. You may also revoke your proxy by sending in a notice of revocation on or before the business day prior to the special meeting to our secretary, Albert E. Bergeron, at the address set forth in the notice of the special meeting. Please note that attendance at the special meeting will not by itself revoke a previously granted proxy.

How do I vote my common units if they are held in “street name”?

Your broker will not vote your common units unless you provide instructions on how to vote. Please contact your broker if you have not received a request for voting instructions. If you have instructed your broker to vote your units and wish to change those instructions before the vote at the special meeting, you must follow the directions received from your broker.

What is the recommendation of the Board of Directors?

The board of directors of our general partner unanimously recommends that you vote FOR the Series B Conversion and Issuance Proposal.

What happens if I do not submit a proxy or vote at the special meeting?

If a unitholder does not submit a proxy or vote in person at our special meeting, assuming the presence of a quorum, in the case where a majority of the total votes cast by holders of common units is required for approval of the Class B Conversion and Issuance Proposal, it will not affect the determination of whether the required vote was obtained because this determination is based on the votes cast, not on the number of outstanding units. However, in the case where (a) a majority of the common units outstanding (excluding common units held by US Shipping General Partners LLC and its affiliates) is required and (b) a majority of the subordinated units outstanding is required, each voting as a separate class, it will have the effect of a vote AGAINST the Class B Conversion and Issuance Proposal because the determination of whether the required vote was obtained is based on the majority of the class of units outstanding, not on the number of votes actually cast.

Who can I contact if I need additional copies of this proxy statement or additional proxy cards or if I have questions about the special meeting?

Common and subordinated unitholders who need additional copies of this proxy statement or additional proxy cards or who have questions about the special meeting should contact our proxy solicitation agent as follows:

[Name of Proxy Solicitor]
[first line address]
[second line address]
Email:
Unitholders, please call ( ) -
Banks and brokerage firms, please call ( ) -
All others call collect: ( ) -

FORWARD-LOOKING STATEMENTS

All statements included in or incorporated by reference into this proxy statement which are not historical facts (including statements concerning plans and objectives of management for future operations or economic performance, or assumptions related thereto) are forward-looking statements, including, but not limited to, statements identified by the words “anticipate,” “believe,” “estimate,” “expect,” “plan,” “intend” and “forecast,” and similar expressions and statements regarding our business strategy, plans and objectives for future operations. In addition, we may from time to time make other oral or written statements which are also forward-looking statements.

Forward-looking statements appear in a number of places in, and in the documents incorporated by reference into, this proxy statement and include statements with respect to, among other things:

•       planned capital expenditures and availability of capital resources to fund capital expenditures;

•       future supply of, and demand for, refined petroleum products;

•       potential reductions in the supply of tank vessels due to restrictions set forth by the Oil Pollution Act of 1990 (“OPA 90”) and increasingly stringent industry vetting standards used by our customers;

•       increases in domestic refined petroleum product consumption;

•       the likelihood of a repeal of, or a delay in, the phase-out requirements for single-hull vessels mandated by OPA 90;

•       our ability to enter into and maintain long-term relationships with major oil and chemical companies;

•       the absence of disputes with our customers;

•       our ability to maximize the use of our vessels;

•       expected financial flexibility to pursue acquisitions and other expansion opportunities;

•       our expected cost of complying with OPA 90 and our ability to finance such costs, including our ability to replace or retrofit our existing vessels that must be phased out under OPA 90;

•       our ability to acquire existing vessels and/or to construct new vessels, including our ability to finance such acquisitions or construction;

•       estimated future maintenance capital expenditures;

•       the absence of future labor disputes or other disturbances;

•       expected demand in the domestic tank vessel market in general and the demand for our tank vessels in particular;

•       future consolidation in the domestic tank vessel industry;

•       customers’ increasing emphasis on environmental and safety concerns;

•       forecasts of our ability to make cash distributions on the units;

•       our future financial condition or results of operations and our future revenues, expenses and liquidity; and

•       our business strategy and other plans and objectives for future operations.

These forward-looking statements are made based upon management’s current plans, expectations, estimates, assumptions and beliefs concerning future events impacting us and therefore involve a number of risks and uncertainties. We caution that forward-looking statements are not guarantees and that actual results could differ materially from those expressed or implied in the forward-looking statements. Important factors that could cause our actual results of operations or our actual financial condition to differ include, but are not necessarily limited to:

•       insufficient cash from operations;

•       a decline in demand for refined petroleum, petrochemical and commodity chemical products;

•       a decline in demand for tank vessel capacity;

•       intense competition in the domestic tank vessel industry;

•       the occurrence of marine accidents or other hazards;

•       the loss of any of our largest customers;

•       fluctuations in voyage charter rates;

•       the availability of, and our ability to consummate, vessel acquisitions;

•       insufficient funds to finance the construction of new vessels we are committed to construct;

•       delays or cost overruns in the construction of new vessels or the retrofitting or modification of older vessels;

•       adverse events affecting the joint venture we formed to construct up to nine product tankers, including replacement of us as manager of, or our loss of control of the board of directors of, such joint venture;

•       our levels of indebtedness and our ability to obtain credit on satisfactory terms;

•       increases in interest rates;

•       weather interference with our customers’ or our shipyards’ business operations;

•       changes in international trade agreements;

•       failure to comply with the Merchant Marine Act of 1920, or the Jones Act;

•       modification or elimination of the Jones Act;

•       adverse developments in our marine transportation business; and

•       other risk factors detailed in our 2005 Annual Report on Form 10-K and 2006 Quarterly Reports on Form 10-Q filed with the SEC, which are incorporated by reference into this proxy statement.

Many of these factors are beyond our ability to control or predict. Readers are cautioned not to put undue reliance on forward-looking statements. We undertake no obligation to revise the forward-looking statements to reflect future events or circumstances except to the extent required by applicable law.

All forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary statement.

THE CLASS B CONVERSION AND ISSUANCE PROPOSAL

Background of the Proposal

On August 7, 2006, we closed on a $500 million financing to fund the construction of five, and up to nine, new double-hulled petroleum tankers through a joint venture financing with affiliates of The Blackstone Group and other investors, or The Joint Venture. We provided a $70 million equity commitment while affiliates of The Blackstone Group and other investors provided a $105 million equity commitment and a $325 million debt commitment in the aggregate to construct new deep water petroleum tankers for the domestic energy market. Simultaneously with the closing of the Joint Venture, we raised approximately $527.5 million in committed financing to fund our capital program, including the refinancing of existing debt, providing funds for the construction for the previously ordered articulated tug barges (ATBs) and providing for our investment in the Joint Venture.

We created USS Product Carriers LLC, or Product Carriers, a newly-formed subsidiary, to finance the construction of, and own and operate, nine 49,000 deadweight ton (dwt) double-hull refined petroleum product tankers. Product Carriers entered into a contract with the National Steel and Shipbuilding Company, or NASSCO, a wholly-owned subsidiary of General Dynamics, for construction of the nine tankers, with the option to construct five additional tankers. Delivery of the first tanker is planned for the second quarter of 2009, with subsequent tankers delivered every six to eight months. These vessels will be among the largest and most technically advanced vessels sailing in U.S. waters. Product Carriers assigned its rights to the first five tankers to the Joint Venture.

Components of the $527.5 million refinancing included:

•       The issuance of approximately $77.5 million of privately placed common and class B partnership units, consisting of 1,310,375 common units and 3,123,205 class B units;

•       The issuance of $100 million of 13% Senior Secured Notes due 2014; and

•       The amendment and restatement of our existing credit facility to provide us with up to $350 million of loans, of which $250 million was borrowed at closing, $60 million will be available for borrowing as term loans through August 6, 2007 and $40 million is available on a revolving credit basis.

We chose to issue some of the units as class B units in the refinancing transactions described above, rather than additional common units, because to issue more than 1,310,375 common units would have required a unitholder vote prior to such issuance under the rules of The New York Stock Exchange, Inc., or the NYSE, set forth in Section 312.03(c) of the NYSE Listed Company Manual. This would have delayed the refinancing and likely prevented completion of the Joint Venture, since the construction contract for the new petroleum tankers could be terminated by the shipyard after August 7, 2006 if we did not have the required financing in place. Issuing more class B units provided us with timely access to the requisite equity capital at prices that we believe were competitive. The Investors agreed to accept class B units in lieu of additional common units, provided we would ask our unitholders to approve the conversion of the class B units into common units. We are now asking you for this approval.

Adoption of the Class B Conversion and Issuance Proposal requires the affirmative vote of: (1) a majority of the total votes cast by the holders of common units, (2) a majority of the common units outstanding (excluding common units held by US Shipping General Partner LLC and its affiliates) and (3) a majority of the subordinated units outstanding, each voting as a separate class. A properly executed proxy submitted without instructions on how to vote will be voted FOR this proposal, unless your proxy is properly revoked. A properly executed proxy submitted and marked “ABSTAIN” with respect to any matter will not be voted, although it will be counted for purposes of determining the existence of a quorum, and, in the case of determining whether a majority of the common units outstanding (excluding common units held by US Shipping General Partner LLC and its affiliates) have voted in favor of the Class B Conversion and Issuance Proposal, will have the effect of a vote AGAINST such proposal.

The Proposal

At the special meeting, our common unitholders and subordinated unitholders will consider and act upon a proposal to approve: (1) a change in the terms of our 3,123,205 class B units to provide that each class B unit will automatically convert into one common unit effective upon such approval and (2) our issuance of 3,123,205 additional common units upon conversion of the class B units.

Effects of Approval

If our common unitholders and subordinated unitholders approve the conversion of class B units at the special meeting, each outstanding class B unit will automatically convert into one common unit upon approval and will be listed on the NYSE. The voting power of each common unit in class votes will be diluted due to the conversion of voting class B units to voting common units.

Effects of Failure to Approve

Each class B unit currently is entitled to receive 100% of the amount of distributions paid on each common unit. If our common unitholders and subordinated unitholders do not approve the conversion of class B units to common units by February 3, 2007, in accordance with the terms and conditions of the Class B Conversion and Issuance Proposal, each class B unit will receive 115% of the amount of distributions paid on each common unit (which means a minimum quarterly distribution of $0.5175 per unit, compared to the minimum quarterly distribution of $0.45 per common units). This increased distribution will reduce the amount of cash available for distribution to common unitholders and subordinated unitholders. If the Class B Conversion and Issuance Proposal is not approved, then, upon written notice from the parties holding a majority of the class B units, additional votes will occur to consider conversion of class B units to common units each 180 days after the prior meeting.

The 115% distribution terminates if at any time there are no longer any class B units outstanding, which would occur upon the automatic conversion of the class B units into common units either (1) upon receipt of approval by unitholders of the Class B Conversion and Issuance Proposal, whether at this special meeting or a subsequent meeting, or (2) if at any time unitholder approval is no longer required under the NYSE as a condition to the listing on the NYSE of the common units that would be issued upon such conversion.

THE BOARD OF DIRECTORS OF OUR GENERAL PARTNER UNANIMOUSLY RECOMMENDS THAT UNITHOLDERS VOTE “FOR” APPROVAL OF THE CLASS B CONVERSION AND ISSUANCE PROPOSAL.

Reasons for Board of Directors’ Recommendation

The board of directors of our general partner believes that the Class B Conversion and Issuance Proposal is in the best interests of U.S. Shipping Partners and our common and subordinated unitholders and should be approved for the following reasons:

•       If our unitholders fail to approve the Class B Conversion and Issuance Proposal, each class B common unit will be entitled to receive 115% of the amount of distributions paid on each common unit. This would reduce the amount of cash available to be distributed to the common and subordinated unitholders.

•       If we had issued all common units in the private placement financing, this issuance would have required a unitholder vote under the NYSE listing rules prior to the issuance, which would have delayed the refinancing and likely prevented completion of the Joint Venture, since the construction contract for the new petroleum tankers could be terminated by the shipyard after August 7, 2006 if we did not have the required financing in place. Instead, the Investors agreed to accept class B units in lieu of additional common units, provided we would ask our unitholders to approve the conversion of the class B units into common units.

•       The rights of the class B units with respect to distributions (subject to increased distributions if the Class B Conversion and Issuance Proposal is not approved), voting and our liquidation or dissolution are generally the same as those of common units and, therefore, our issuance of additional common units upon conversion of the class B units would not have any effect on these rights of common unitholders (other than, in the case of a class vote, a dilution in voting power per common unit because there would be more common units outstanding). See “Description of the Class B Units.”

•       If holders of our outstanding common and subordinated unitholders fail to approve the Class B Conversion and Issuance Proposal at this special meeting, we have agreed to solicit our unitholders again at subsequent special meetings not later than 180 days from the date of the immediately prior meeting. Any subsequent solicitation would result in additional costs and expenses to us and would decrease the amount of cash available to be distributed to our unitholders.

The board of directors of our general partner does not anticipate that approval of the Class B Conversion and Issuance Proposal will have any negative ramifications.

OUR BUSINESS

We are a leading provider of long-haul marine transportation services, principally for refined petroleum products, in the U.S. domestic “coastwise” trade. We are also a leading provider of coastwise transportation of petrochemical and commodity chemical products, as measured by fleet capacity. Our existing fleet consists of ten tank vessels, including six integrated tug barge units, or ITB units; one product tanker; and three chemical parcel tankers. With the addition of one articulated tug barge unit, or ATB unit, currently under construction, up to four ATB barges and two ATB tugs under contract for construction and options to construct up to two additional tugs, we are adding OPA 90 compliant double-hull newbuilds to our fleet that will serve customers in both the refined petroleum product and chemical markets. Our existing fleet has a total capacity of approximately 423,000 deadweight tons (“dwt”), and, pro forma for the five new ATB units, our fleet is expected to have a total capacity of approximately 523,000 dwt. We have recently closed a joint venture arrangement to finance the construction of up to nine 49,000 dwt double-hulled refined petroleum product tankers, which we expect will allow us to replace the capacity of our existing vessels that must be phased-out from transporting petroleum-based products under OPA 90 beginning in 2012 and grow our capacity in the future.

Additional information concerning us and our subsidiaries is included in our documents filed with the SEC. See “Where You Can Find More Information” and “Incorporation of Documents By Reference.”

DESCRIPTION OF THE COMMON UNITS

The common units represent limited partner interests in us. The holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement.

Cash Distribution Policy

The holders of common units have the right to receive distributions of available cash from basic surplus in an amount equal to the minimum quarterly distribution of $0.45 per unit, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from basic surplus may be made on the class B or the subordinated units.

Voting Rights

Our general partner manages and operates us. Unlike the holders of common stock in a corporation, the holders of our common units have only limited voting rights on matters affecting our business. The holders of our common units have no right to elect our general partner or its directors on an annual or other continuing basis. Our general partner may not be removed except by a vote of the holders of at least 66 2/3% of the outstanding units, including any units owned by our general partner and its affiliates, voting together as a single class. As a result, the holders of our common units are currently unable to, and will continue to be unable to after the conversion of the class B units to common units, remove our general partner without its consent because Untied States Shipping Master LLC and its affiliates own sufficient units to be able to prevent the general partner’s removal.

Dissolution and Liquidation

If we liquidate during the subordination period, we will allocate gain and loss to entitle the holders of common units a preference over the holders of class B units and subordinated units to the extent required to permit the common unitholders to receive their unrecovered initial unit price, plus the minimum quarterly distribution for the quarter during which liquidation occurs, plus any arrearages for the common unitholders; and then the holders of class B units a preference over the holders of subordinated units to the extent required to permit the class B unitholders to receive their unrecovered initial unit price, plus the minimum quarterly distribution for the quarter during which liquidation occurs, plus any arrearages for the class B unitholder.

No Preemptive Rights

Holders of common units, like holders of class B units and subordinated units, are not entitled to preemptive rights with respect to issuances of additional securities by us.

A more complete description of our common units is incorporated by reference herein. See “Incorporation of Documents by Reference” included elsewhere herein.

DESCRIPTION OF CLASS B UNITS

We amended our limited partnership agreement in connection with the closing of the sale of class B units to create a new series of units designated as class B units. The class B units, together with our common units and subordinated units, represent limited partner interests in us. Unlike the common units, the class B units are not publicly traded.

Conversion

Upon approval of the Class B Conversion and Issuance Proposal, each class B unit will automatically convert into one common unit and none of the class B units will remain outstanding. If unitholder approval is not received, each class B unit will remain outstanding and the minimum quarterly distributions on the class B units will be increased to 115% of the per unit distribution received by the common units effective February 3, 2007 (which means a minimum quarterly distribution of $0.5175 per unit, compared to the minimum quarterly distribution of $0.45 per common unit).

Cash Distribution Policy

Each class B unit has the right to share in distributions on a pro rata basis with the common units, with the amount of any distributions on such class B unit equaling 100% of the quarterly cash distribution amount payable on each common unit. If the Class B Conversion and Issuance Proposal is not approved by our unitholders by February 3, 2007, the distributions on the class B units will be increased to 115% of the per unit distribution received by the common units until unitholders approve conversion of the class B units into common units.

Voting Rights

The class B units generally have voting rights that are identical to the voting rights of the common units and vote with the common units as a single class on each matter with respect to which the common units are entitled to vote. However, the class B units are not entitled to vote and are not deemed outstanding for purposes of determining a quorum with respect to matters, such as the Class B Conversion and Issuance Proposal, in which the requisite vote is determined by NYSE listing rules. Each class B unit is also entitled to one vote on each matter with respect to which the class B units are entitled to vote.

Dissolution and Liquidation

If we liquidate during the subordination period, we will allocate gain and loss to entitle the holders of common units a preference over the holders of class B units and subordinated units to the extent required to permit the common unitholders to receive their unrecovered initial unit price, plus the minimum quarterly distribution for the quarter during which liquidation occurs, plus any arrearages for the common unitholders; and then the holders of class B units with a preference over the holders of subordinated units to the extent required to permit the class B unitholders to receive their unrecovered initial unit price, plus 115% of the minimum quarterly distribution for the quarter during which liquidation occurs, plus any arrearages for the class B unitholder.

No Preemptive Rights

Holders of class B units, like holders of common units and subordinated units, are not entitled to preemptive rights with respect to issuances of additional securities by us.

DESCRIPTION OF THE SUBORDINATED UNITS

The class A subordinated units and class B subordinated units each represent a separate class of limited partner interests in our partnership, and the rights of holders of each class of subordinated units to participate in distributions differ from, and are subordinated to, the rights of the holders of common units and class B units. Unlike the common units, neither class of subordinated units is publicly traded.

Cash Distribution Policy

During the subordination periods the common units and the class B units will have the right to receive distributions of available cash from basic surplus in an amount equal to the minimum quarterly distribution of $0.45 per unit ($0.5175 after February 3, 2007 per class B unit if such units have not converted into common units), plus any arrearages in the payment of the minimum quarterly distribution on the common units and the class B units from prior quarters, before any distributions of available cash from basic surplus may be made on the subordinated units.

The purpose of the subordinated units is to increase the likelihood that during the subordination periods there will be available cash to be distributed on the common units and class B units. Neither class of subordinated units is entitled to receive any arrearages in the payment of the minimum quarterly distribution from prior quarters.

Conversion of the Subordinated Units

Each class A subordinated unit will convert into one common unit at the end of the class A subordination period, which will end once we meet the financial tests in the partnership agreement, but it generally cannot end before December 31, 2009. Each class B subordinated unit will convert into one common unit at the end of the class B subordination period, which will end once we meet the financial tests in the partnership agreement, but it generally cannot end before December 31, 2010. However, if we meet certain additional financial tests, the class B subordinated units will convert into common units upon the same schedule as the class A subordinated units. Up to 50% of each class of subordinated units may convert prior to the end of its respective subordination period if certain financial tests are met.

Distributions Upon Liquidation

If we liquidate during the subordination periods, we will, to the extent possible, allocate gain and loss to entitle the holders of common units and class B units a preference over the holders of both classes of subordinated units to the extent required to permit the common unitholders and class B unitholders to receive their unrecovered initial unit price, plus the minimum quarterly distribution for the quarter during which liquidation occurs, plus any arrearages.

Limited Voting Rights

The class A subordinated units and the class B subordinated units do not vote as separate classes of units, except for matters requiring the approval of a “unit majority” during the class A subordination period, which require the approval of a majority of the common units, excluding those common units held by our general partner and its affiliates, and a majority of the subordinated units, voting as separate classes; and after the class A subordination period, the approval of a majority of the units.

No Preemptive Rights

Holders of subordinated units, like holders of common units and class B units, are not entitled to preemptive rights with respect to issuances of additional securities by us.

UNITHOLDER PROPOSALS

Your units do not entitle you to make proposals at the special meeting.

Under applicable Delaware law and our partnership agreement, we are not required to hold an annual meeting of unitholders. Special meetings may be called by our general partner or by limited partners owning 20% or more of the outstanding units of the class or classes for which a special meeting is proposed. Limited partners calling a special meeting must indicate in writing to our general partner the general or specific purposes for which the special meeting is to be called. Any limited partner who wishes to submit a proposal for inclusion in the proxy materials for any future special meeting must submit such proposal a reasonable time before we begin to print and mail our proxy materials or it will be considered untimely.

SEC rules set forth standards as to what proposals are required to be included in a proxy statement for a meeting. In no event are limited partners allowed to vote on matters that would cause the limited partners to be deemed to be taking part in the management and control of our business and affairs so as to jeopardize the limited partners’ limited liability under the Delaware Limited Partnership Act or the law of any other state in which we are qualified to do business.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth as of December 22, 2006, the record date, the number of common units, class B units and subordinated units beneficially owned by: (i) beneficial owners of 5% or more of such units known to us; (ii) each director and named executive officer of US Shipping General Partner LLC, our general partner, named in the Summary Compensation Table included under “Executive Compensation” in our Form 10-K incorporated by reference herein; and (iv) all directors and executive officers as a group. We obtained certain information in the table from filings made with the SEC. Unless otherwise noted, each beneficial owner has sole voting power and sole investment power.

Unless otherwise indicated, the address of all persons and entities listed below is c/o U.S. Shipping Partners L.P., 399 Thornall Street, 8th floor, Edison, New Jersey 08818.

Name of Beneficial Owner	Common Units(1)	Percentage of Common Units(1)	Subordinated Units	Percentage of Total Subordinated Units	Percentage of Total Common and Subordinated Units(1)
United States Shipping Master LLC(2)	—	—	6,899,968	100%	45.7%
Sterling/US Shipping L.P. c/o Sterling Investment Partners L.P. 285 Riverside Avenue Westport, CT 06880(3)	140,705	1.24%	6,899,968	100%	46.6%
Sterling Investment Partners Side-by-Side L.P.	2,345	*	—	—	*
c/o Sterling Investment Partners L.P. 285 Riverside Avenue Westport, CT 06880(4)
Neuberger Berman, Inc. 605 Third Avenue New York, NY 10158(5)	555,475	6.7%	—	—	3.7%
Albert E. Bergeron(6)	10,075	*	—	—	*
Alan E. Colletti(7)	21,150	*	—	—	*
Bryan Ganz	2,500	*	—	—	*
Joseph P. Gehegan(8)	21,840	*	—	—	*
Paul B. Gridley(9)	54,140	*	—	—	*
Gerald Luterman	—	—	—	—	—
M. William Kearns, Jr.(10)	10,000	*	—	—	*
M. William Macey, Jr. c/o Sterling Investment Partners L.P. 285 Riverside Avenue Westport, CT 06880(11)	—	—	—	—	—
Jeffrey M. Miller(12)	9,150	*	—	—	*
Douglas Newhouse c/o Sterling Investment Partners L.P. 285 Riverside Avenue Westport, CT 06880(13)	—	—	—	—	—

Ronald O’Kelley	1,000	*	—	—	*
All directors and executive officers as a group (11 persons)(14)	129,855	1.6%	—	—	*

                  * Less than 1%.

US Shipping General Partner LLC, a wholly owned subsidiary of US Shipping Master LLC, owns a 2% general partner interest in us. The General Partner has incentive distribution rights which represent the right to receive an increasing quarterly percentage of quarterly distributions in excess of specified amounts.

          (1) Amounts and percentages for each beneficial owner include class B units purchased by such beneficial owner.

          (2) United States Shipping Master LLC (“Shipping Master”) owns 100% of our general partner. Shipping Master is the indirect beneficial owner of the general partner interest in us and the incentive distribution rights owned by our general partner. Of the subordinated units owned by Shipping Master, 5,272,341 units are classified as class A subordinated units and 1,627,627 units are classified as class B subordinated units.

          (3) Includes 99,531 class B units. Sterling/US Shipping L.P., by virtue of its right to elect a majority of the Board of Shipping Master, may be deemed to beneficially own the securities owned by Shipping Master. Sterling/US Shipping L.P. disclaims beneficial ownership of the securities owned by Shipping Master other than the securities attributable to its membership interest in Shipping Master.

          (4) Includes 1,659 class B units. The general partner of Sterling/US Shipping L.P. also serves as the general partner of Sterling Investment Partners Side-by-Side L.P. Sterling Investment Partners Side-by-Side L.P. is also a member of Shipping Master. Sterling/US Shipping L.P., by virtue of its right to elect a majority of the Board of Shipping Master, may be deemed to beneficially own the securities owned by Shipping Master. Sterling Investment Partners Side-by-Side L.P. disclaims beneficial ownership of the securities owned by Shipping Master other than the securities attributable to its membership interests in Shipping Master.

          (5) Information is based on the Schedule 13G filed by Neuberger Berman, Inc. and Neuberger Berman LLC (collectively “Neuberger Berman”) on February 15, 2006. The Schedule 13G notes that Neuberger Berman is deemed the beneficial owner of these common units because it has sole voting power with respect to 478,025 common units and shared dispositive power with respect to 555,475 common units.

          (6) Includes 1,815 class B units. Under Shipping Master’s operating agreement, Mr. Bergeron owns a (a) 0.69% pecuniary interest in the general partner interest and incentive distribution rights indirectly owned by Shipping Master, and (b) 2.91% pecuniary interest in the class B subordinated units directly owned by Shipping Master. Mr. Bergeron will have the right to receive 1.5% of the distributions received by our general partner attributable to (i) the incentive distribution rights and (ii) that portion of its 2% general partner interest attributable to distributions on the common units and subordinated units in excess of the minimum quarterly distribution. Mr. Bergeron will only receive these amounts on conversion of class A subordinated units into common units, but upon such conversion he will also be entitled to receive a “catch up” payment equal to the cumulative amount he would have received if such payments had commenced at closing of our initial public offering. He will receive a pro rata share of such amounts if less than all class A subordinated units convert into common units.

          (7) Includes 3,630 class B units. Under Shipping Master’s operating agreement, Mr. Colletti owns a (a) 0.84% pecuniary interest in the general partner interest and incentive distribution rights indirectly owned by Shipping Master, and (b) 3.54% pecuniary interest in the class B subordinated units directly owned by Shipping Master. He will have the right to receive 1.5% of the distributions received by our general partner attributable to (i) the incentive distribution rights and (ii) that portion of its 2% general partner interest attributable to distributions on the common and subordinated units in excess of the minimum quarterly distribution. He will only receive these amounts on the conversion of the class A subordinated units into common units, but upon such conversion he will also be entitled to receive a “catch up” payment equal to the cumulative amount he would have received had the payments commenced at the closing of our initial public offering. He will receive a pro rata share of such amounts if less than all class A subordinated units convert into common units.

          (8) Includes 4,820 class B units. Under Shipping Master’s operating agreement Mr. Gehegan owns a (a) 3.89% pecuniary interest in the general partner interest and incentive distribution rights indirectly owned by Shipping Master, and (b) 16.51% pecuniary interest in the class B subordinated units directly owned by Shipping Master. Mr. Gehegan will have the right to receive 2.5% of the distributions received by our general partner attributable to (i) the incentive distribution rights and (ii) that portion of its 2% general partner interest attributable to distributions on the common and subordinated units in excess of the minimum quarterly distribution. He will only receive these amounts on the conversion of the class A subordinated units into common units, but upon such conversion he will also be entitled to receive a “catch up” payment equal to the cumulative amount he would have received had such payments commenced at the closing of our initial public offering. He will receive a pro rata share of such amounts if less than all class A subordinated units convert into common units.

          (9) Includes 4,820 class B units, as well as, 18,000 common units held by Mr. Gridley’s spouse and 27,000 common units held by Mr. Gridley’s minor children. Mr. Gridley disclaims beneficial ownership of the units beneficially owned by his children. Pursuant to Shipping Master’s operating agreement, Mr. Gridley owns a (a) 12.14% pecuniary interest in the general partner interest and incentive distribution rights indirectly owned by Shipping Master, and (b) 51.47% pecuniary interest in the class B subordinated units directly owned by Shipping Master. Also, Mr. Gridley has the right to receive 2.5% of the distributions received by our general partner attributable to (i) the incentive distribution rights and (ii) that portion of its 2% general partner interest attributable to distributions on the common units and subordinated units in excess of the minimum quarterly distribution. Mr. Gridley will only receive these amounts on the conversion of class A units into common units, but upon such conversion he will also be entitled to receive a “catch up” payment equal to the cumulative amount he would have received had such payments commenced as of the closing of our initial public offering. Mr. Gridley will receive a pro rata share of such amounts if less than all class A subordinated units convert into common units.

    (10) Pursuant to Shipping Master’s operating agreement, Mr. Kearns owns a (a) 0.53% pecuniary interest in the general partner interest and incentive distribution rights indirectly owned by Shipping Master, and (b) 0.70% pecuniary interest in the class A subordinated units directly owned by Shipping Master.

    (11) Sterling/US Shipping L.P., by virtue of its right to elect a majority of the Board of Shipping Master, may be deemed to beneficially own the securities owned by Shipping Master. Sterling/US Shipping L.P. disclaims beneficial ownership of the securities owned by Shipping Master other than securities attributable to its membership interest in Shipping Master. As a member of the general partner of Sterling/US Shipping L.P., Mr. Macey has shared voting and investment power with respect to, and therefore may be deemed to beneficially own, the securities beneficially owned by Sterling/US Shipping L.P. Mr. Macey disclaims beneficial ownership of the securities beneficially owned by Sterling/US Shipping L.P., other than the securities attributable to his limited and general partnership interest therein.

    (12) Under Shipping Master’s operating agreement, Mr. Miller owns a (a) 4.35% pecuniary interest in the general partner interest and incentive distribution rights indirectly owned by Shipping Master, and (b) 18.45% pecuniary interest in the class B subordinated units directly owned by Shipping Master. He will have the right to receive 1.5% of the distributions received by our general partner attributable to (i) the incentive distribution rights and (ii) that portion of its 2% general partner interest attributable to distributions on common and subordinated units in excess of the minimum quarterly distribution. He will only receive such amounts on the conversion of the class A units into common units, but upon such conversion he will also be entitled to receive a “catch up” payment equal to the cumulative amount he would have received had such payments commenced at the closing of our initial public offering. He will receive a pro rata share of such amounts if less than all class A subordinated units convert into common units.

    (13) Sterling/US Shipping L.P., by virtue of its right to elect a majority of the Board of Shipping Master, may be deemed to beneficially own the securities owned by Shipping Master. Sterling/US Shipping L.P. disclaims beneficial ownership of the securities owned by Shipping Master other than securities attributable to its membership interest in Shipping Master. As a member of the general partner of Sterling/US Shipping, Mr. Newhouse has shared voting and investment power with respect to, and therefore may be deemed to beneficially own, the securities beneficially owned by Sterling/US Shipping L.P. Mr. Newhouse disclaims beneficial ownership of the securities beneficially owned by Sterling/US Shipping L.P., other than securities attributable to his limited and general partnership interest therein.

    (14) See notes 6, 7, 8, 9, 10, 11, 12 and 13. Under Shipping Master’s operating agreement Mr. Chew owns a (a) 0.84% pecuniary interest in the general partner interest and incentive distribution rights indirectly owned by Shipping Master, and (b) 3.54% pecuniary interest in the class B subordinated units directly owned by Shipping Master. Mr. Chew will have the right to receive 1.5% of the distributions received by our general partner attributable to (i) the incentive distribution rights and (ii) that portion of its 2% general partner interest attributable to distributions on the common units and subordinated units in excess of the minimum quarterly distribution. Mr. Chew will only receive these amounts on the conversion of the class A subordinated units into common units, but upon such conversion he will also be entitled to receive a “catch up” payment equal to the cumulative amount he would have received had such payments commenced at the closing of our initial public offering. Mr. Chew will receive a pro rata share of such amounts if less than all class A subordinated units convert into common units.

SOLICITATION AND MAILING OF PROXIES

The expense of preparing, printing and mailing this proxy statement and the proxies solicited hereby will be borne by us. In addition to the use of the mail, proxies may be solicited by our representatives in person or by telephone, electronic mail or facsimile transmission. These representatives will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, we expect the expenses of such solicitation by our representatives to be nominal. We will also request brokerage firms, banks, nominees, custodians and fiduciaries to forward proxy materials to the beneficial owners of our common units and subordinated units as of the record date and will provide reimbursement for the cost of forwarding the proxy materials in accordance with customary practice.

We have retained                        to aid in the solicitation of proxies, for which we will pay approximately $          , plus out of pocket expenses, for all of these solicitation services. Your cooperation in promptly signing and returning the enclosed proxy card will help to avoid additional expense. If a unitholder wishes to give such holder’s proxy to someone other than the names appearing in the proxy card, the names appearing in the proxy card must be crossed out and the name of another individual or individuals (not more than three) inserted. The signed card must be presented at the special meeting by the individual or individuals representing such unitholder.

As a matter of policy, proxies, ballots, and voting tabulations that identify individual unitholders are kept private by us. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating the vote. The vote of any unitholder is not disclosed except as necessary to meet legal requirements.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and other information with the SEC. The SEC allows us to incorporate by reference the information we file with it, which means that we can disclose important business and financial information to you that is not included in or delivered with this proxy statement by referring you to publicly-filed documents that contain the omitted information. We provide a list of all documents we incorporate by reference in this proxy statement under “Incorporation of Documents by Reference” below.

You may read and copy the information that we incorporate by reference in this proxy statement as well as other reports and information that we file with the SEC at the public reference facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. In addition, we are required to file electronic versions of those materials with the SEC through the SEC’s EDGAR system. The SEC maintains a website at http://www.sec.gov that contains reports, proxy statements and other information that registrants, such as us, file electronically with the SEC.

Each person to whom this proxy statement is delivered may also request a copy thereof and the Amendment No. 1 to Amended and Restated Limited Partnership Agreement, the common unit and class B unit purchase agreement and registration rights agreement, free of charge, by writing us at the following address: U.S. Shipping Partners L.P., 399 Thornall St., 8th Floor, Edison, NJ 08837, Attention: Investor Relations, or by telephoning us at (732) 635-1500.

You should rely only on the information contained or incorporated by reference in this proxy statement to vote your units at the special meeting. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date such information is presented, or, with respect to information incorporated by reference from reports or documents filed with the SEC, as of the date such report or document was filed.

INCORPORATION OF DOCUMENTS BY REFERENCE

The SEC allows us to incorporate by reference information in this proxy statement. Rather than include certain information in this proxy statement that we have already included in documents filed with the SEC, we are including and incorporating this information by reference, which means that we are disclosing important information to you by referring to those publicly-filed documents that contain such information. The information incorporated by reference is considered to be part of this proxy statement. Accordingly, we incorporate by reference the following documents filed with the SEC by us:

•       Annual Report on Form 10-K of U.S. Shipping Partners L.P. for the fiscal year ended December 31, 2005, filed on March 15, 2006;

•       Quarterly Report on Form 10-Q of U.S. Shipping Partners L.P. for the fiscal quarter ended March 31, 2006, filed on May 10, 2006, the fiscal quarter ended June 30, 2006, filed on August 9, 2006 (including the Common Unit and Class B Unit Purchase Agreement and the Registration Rights Agreement, included as exhibits 10.3 and 10.4, respectively), and the fiscal quarter ended September 30, 2006, filed on November 9, 2006 (including Amendment No. 1 to Amended and Restated Limited Partnership Agreement, included as exhibit 4.1);

•       Current Reports on Form 8-K of U.S. Shipping Partners L.P. as filed with the SEC on February 22, 2006, May 8, 2006, May 18, 2006, June 2, 2006, June 29, 2006, July 19, 2006, August 2, 2006, August 8, 2006, August 9, 2006, August 10, 2006, November 3, 2006 and November 9, 2006; and

•       The description of the common units in our registration statement on Form 8-A filed pursuant to the Securities Exchange Act of 1934 on October 22, 2004 and any amendments or reports filed to update the description.

All documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this proxy statement and prior to the date of the special meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement. Information in any Current Report on Form 8-K and any exhibits attached thereto that was “furnished” but not “filed” for purposes of Section 18 of the Exchange Act is not incorporated by reference in this proxy statement.

OTHER MATTERS FOR THE SPECIAL MEETING

As of the date of this proxy statement, the board of directors of our general partner knows of no matters to be acted upon at the special meeting other than the proposal included in the accompanying notice and described in this proxy statement. If any other matter requiring a vote of unitholders arises, including a question of adjourning the special meeting, the persons named as proxies in the accompanying proxy card will have the discretion to vote thereon according to their best judgment of what they consider to be in the best interests of U.S. Shipping Partners. The accompanying proxy card confers discretionary authority to take action with respect to any additional matters that may come before the special meeting or any adjournment or postponement thereof.

By Order of the Board of Directors
of Our General Partner,
Paul B. Gridley
Chairman and Chief Executive Officer

Edison, New Jersey
January     , 2007

v Please Detach and Mail in the Envelope Provided v

PROXY	U.S. SHIPPING PARTNERS, L.P.

SPECIAL MEETING OF UNITHOLDERS — JANUARY , 2007

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF US SHIPPING GENERAL PARTNERS LLC, GENERAL PARTNER OF U.S. SHIPPING PARTNERS L.P.

The undersigned, whose signature appears on the reverse hereof, hereby appoints Paul B. Gridley and Albert E. Bergeron, and each or either of them, as proxies with full power of substitution for and in the name of the undersigned to vote, as indicated below and in their discretion on such other matters as may properly come before the special meeting or any adjournments or postponements thereof, the units of U.S. Shipping Partners L.P. that the undersigned would be entitled to vote if personally present at the special meeting to be held onJanuary      , 2007, and at any and all adjournments or postponements thereof, on the proposal set forth on the reverse hereof and on the transaction of any other business as may properly come before the special meeting or any adjournments or postponements thereof, including, without limitation, the adjournment or postponement of the special meeting in order to solicit additional votes from unitholders in favor of adopting the proposal set forth on the reverse hereof.

Your units will be voted as directed on this card. IF THIS CARD IS SIGNED AND NO DIRECTION IS GIVEN FOR THE PROPOSAL, IT WILL BE VOTED IN FAVOR OF THE PROPOSAL.

By signing below, the undersigned hereby acknowledges receipt of the notice of the special meeting and the proxy statement.

Please sign and date this card on the reverse side and mail promptly in the enclosed postage-paid envelope.

If you have any comments or a change of address, mark the appropriate box on the reverse side and use the following space:

(Continued and to be signed on reverse side)

v Please Detach and Mail in the Envelope Provided v

☒	(Please sign, date and return promptly in the enclosed envelope. Please mark your vote in blue or black ink as shown here

THE BOARD OF DIRECTORS OF US SHIPPING GENERAL PARTNERS LLC, OUR GENERAL PARTNER, UNANIMOUSLY RECOMMENDS A VOTE FOR THE FOLLOWING PROPOSAL:

	FOR	ABSTAIN	AGAINST
1.

A proposal to approve (1) a change in the terms of our class B units to provide that each class B unit will automatically convert into one of our common units, and (2) the issuance of 3,123,205 additional common units upon conversion of the class B common units.

	☐	☐	☐
YOUR CONTROL NUMBER IS —>

YOUR VOTE IS IMPORTANT. BY RETURNING YOUR PROXY PROMPTLY, YOU CAN AVOID THE INCONVENIENCE OF RECEIVING FOLLOW-UP MAILINGS AND HELP U.S. SHIPPING PARTNERS L.P. AVOID ADDITIONAL EXPENSES.

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Signature	Signature	Date:

NOTE: Your signature should conform with your name as printed above. Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, sign in full corporate name by President or other authorized officer. If a partnership, sign in full partnership name by authorized person.